CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Fah Mai Holdings, Inc. (formerly Finch Street Acquisition Corporation) of our report dated April 11, 2017 relating to the financial statements as of December 31, 2016 and for the period from July 22, 2016 (date of inception) to December 31, 2016 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ KCCW Accountancy Corp.

KCCW Accountancy Corp.

Los Angeles, California

July 20, 2018

KCCW Accountancy Corp.

5042 Wilshire Blvd., #30011, Los Angeles, CA 90036, USA

Tel: +1 323 867 9880 ● Fax: +1 323 375 0500 ● info@kccwcpa.com